Exhibit 99.1

Contact:	Kenneth R. Meyers, Executive Vice President — Finance — U.S. Cellular
(773) 399-8900 kmeyers@uscellular.com

Mark A. Steinkrauss, Vice President, Corporate Relations
(312) 592-5384 mark.steinkrauss@teldta.com

FOR RELEASE:  IMMEDIATE

U.S. CELLULAR PROVIDES SELECTED SECOND QUARTER 2006 FINANCIAL
AND OPERATING DATA

CHICAGO — Aug. 9, 2006 — United States Cellular Corporation [AMEX:USM] today provided selected second quarter 2006 financial and operating data.

Below is a summary of the preliminary operating data and unaudited results of certain key components of the statement of operations for the second quarter 2006.  There can be no assurance that final results will not differ materially from these preliminary results.

Three months ended June 30
	2005 Actual (as restated)	Range of Amounts Currently Anticipated to be Reported for 2006
Operating Revenues	$742 million	$835 to $855 million
Operating Income	$66.9 million	$70 to $90 million

The following are selected summary operating data including certain preliminary second quarter 2006 data.

U.S. Cellular
Summary Operating Data

Quarter Ended	6/30/2006	3/31/2006	12/31/2005	9/30/2005	6/30/2005
Consolidated Markets:
All customers -
Customer units	5,704,000	5,633,000	5,482,000	5,303,000	5,227,000
Gross customer unit Activations	347,000	434,000	419,000	355,000	340,000
Net customer unit activations	48,000	151,000	125,000	76,000	94,000
Retail customers -
Customer units	5,099,000	5,029,000	4,927,000	4,765,000	4,688,000
Gross customer unit Activations	332,000	380,000	392,000	346,000	317,000
Net customer unit activations	50,000	122,000	130,000	77,000	81,000
Cell sites in service	5,583	5,438	5,428	5,149	5,034
Minutes of use (MOU) (1)	719	658	648	639	627
Postpay churn rate per month (2)	1.5%	1.5%	1.6%	1.5%	1.4%

(1)          Average monthly local minutes of use per customer (without roaming).

(2)          Postpay churn rate per month is calculated by dividing the average monthly postpay customer disconnects during the quarter by the average postpay customer base for the quarter.

U.S. Cellular and its audit committee concluded on Nov. 9, 2005, that U.S. Cellular would restate financial results for the first and second quarters of 2005, the years ended Dec. 31, 2002 — 2004, and certain selected financial data for the years 2000 and 2001.  U.S. Cellular also delayed the filing of its Quarterly Report on Form 10-Q (“Form 10-Q”) for the quarter ended Sept. 30, 2005.

The restatements and Form 10-Q for the quarter ended Sept. 30, 2005 were filed with the Securities and Exchange Commission (“SEC”) on April 26, 2006.  It was necessary for U.S. Cellular to complete and file the restatements and its Form 10-Q for the quarter ended Sept. 30, 2005 before it could complete and file its Annual Report on Form 10-K (“Form 10-K”) for the year ended Dec. 31, 2005 or its Form 10-Q for the quarter ended March 31, 2006.  The Form 10-K for the year ended Dec. 31, 2005 was filed with the SEC on July 28, 2006.  The Form 10-Q for the quarter ended March 31, 2006 is expected to be filed with the SEC as soon as possible.  It is necessary for U.S. Cellular to complete and file the Form 10-Q for the quarter ended March 31, 2006 before it can complete and file its Form 10-Q for the quarter ended June 30, 2006.  The Form 10-Q for the quarter ended June 30, 2006 is due on Aug. 9, 2006, but can be extended to Aug. 14, 2006 by filing Form 12b-25 with the SEC on or prior to Aug. 10, 2006.  Although a Form 12b-25 is being filed by U.S. Cellular on or prior to Aug. 10, 2006, U.S. Cellular does not expect that its Form 10-Q for the quarter ended June 30, 2006 will be completed and filed by the extended due date of Aug. 14, 2006.  Accordingly, U.S. Cellular expects that its Form 10-Q for the quarter ended June 30, 2006 will not be filed on a timely basis.  U.S. Cellular expects to file the Form 10-Q as soon as possible after its Form 10-Q for the quarter ended March 31, 2006 is filed.

The company will be filing with the SEC a Form 8-K and Form 12b-25, providing notification of the expected late filing of Form 10-Q for the quarter ended June 30, 2006.

Due to late filings of the Forms 10-Q, U.S. Cellular is not in compliance with American Stock Exchange (AMEX) listing standards.  U.S. Cellular has been granted an extension until Nov. 14, 2006 to regain compliance with AMEX listing standards resulting from delayed filings with the SEC and delayed distribution of its 2005 annual report to shareholders.

In addition, U.S. Cellular has received extended waivers from its lenders under credit agreements and from counterparties under certain forward contracts provided that it files its Form 10-K for the year ended Dec. 31, 2005 by Aug. 31, 2006, its Form 10-Q for the quarter ended March 31, 2006 within 30 days of filing the 2005 Form 10-K, and its Form 10-Q for the quarter ended June 30, 2006 within 45 days of filing the first quarter Form 10-Q.   U.S. Cellular has satisfied the conditions relating to the filing of its 2005 Form 10-K.

About U.S. Cellular

As of June 30, 2006, U.S. Cellular, the nation’s sixth-largest wireless service carrier, provided wireless service to 5.7 million customers in 26 states.  The Chicago-based company operates on a customer satisfaction strategy, meeting customer needs by providing a comprehensive range of wireless products and services, superior customer support and a high-quality network.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: All information set forth in this news release, except historical and factual information, represents forward-looking statements. This includes all statements about the company’s plans, beliefs, estimates and expectations. These statements are based on current estimates and projections, which involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Important factors that may affect these forward-looking statements include, but are not limited to: Possible future restatements; the ability of the company to successfully manage and grow the operations of the Chicago MTA and newly launched markets; changes in competition in the markets in which the company operates; changes in the overall economy; changes due to industry consolidation; advances in telecommunications technology; changes in the telecommunications regulatory environment; changes in the value of assets; changes in the value of investments, including variable prepaid forward contracts; an adverse change in the ratings afforded our debt securities by accredited ratings organizations; pending and future litigation; acquisitions/divestitures of properties and/or licenses; and changes in customer growth rates,  average monthly revenue per unit, churn rates, roaming rates and the mix of products and services offered in the company’s markets. Investors are encouraged to consider these and other risks and uncertainties that are discussed in the Form 8-K used by U.S. Cellular to furnish this press release to the SEC, which are incorporated by reference herein.

For more information about U.S. Cellular, visit the web site at:

USM: www.uscellular.com

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